Exhibit 2.1

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (the “Assignment Agreement”), effective as of May 30, 2025 (the “Effective Date”), is by and between Theravance Biopharma, Inc., a Cayman Islands exempted company (“Assignor”), GlaxoSmithKline Intellectual Property Development Limited, a private company limited by shares registered under the laws of England and Wales (“Assignee”), and, solely with respect to Section 16 of this Assignment Agreement, Glaxo Group Limited, a private company limited by shares registered under the laws of England and Wales (“GSK”). All capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in that certain Equity Purchase Agreement by and between Assignor and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (“RP”), dated July 13, 2022 (the “Purchase Agreement”).

WHEREAS, Assignor desires to assign, transfer and convey, and Assignee desires to acquire, all of Assignor’s title, rights and interests in and to the Seller Outer Years Royalty Share (as defined in the Purchase Agreement) of the Outer Years Royalty (as defined in the Purchase Agreement), including in Schedule 5.11 thereto, and all of Assignor’s rights and interests related thereto (the “Assigned Interest”); and

WHEREAS, pursuant to Section 9.1(c) of the Purchase Agreement, following the Closing, Assignor may assign, encumber or otherwise transfer (in whole or in part, and including by change of control or transfer by operation of law) its rights and interests under the Purchase Agreement; and

WHEREAS, the assignment of the Assigned Interest as contemplated hereby would not subject any amount payable under the Purchase Agreement as assigned in part pursuant to this Assignment Agreement to any withholding or deduction on account of Taxes.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Assignment of the Assigned Interest. Assignor hereby assigns, transfers, conveys and delivers to Assignee, and Assignee hereby accepts and assumes from Assignor, all of Assignor’s title, interests and rights to the Assigned Interest (the “Assignment”), free and clear of any charge, claim, mortgage, lien, option, pledge, security interest, encumbrance or other restriction of any kind (“Encumbrance”), in exchange for payment of the Purchase Price by Assignee in accordance with Section 2 below. From and after the date hereof all references to “the Seller” in Schedule 5.11 to the Purchase Agreement and all other references to “the Seller” shall, solely to the extent related to the Outer Years Royalty, be read as references to Assignee. For the avoidance of doubt, any and all references to “the Seller” in the Purchase Agreement other than to the extent related to the Outer Years Royalty shall remain references to Assignor. Notwithstanding anything to the contrary in this Assignment Agreement, (1) Assignor shall retain and remain liable for, and Assignee will not assume or be liable for, any liability, obligation or indebtedness of any kind or nature whatsoever of Assignor, or otherwise related to the Assigned Interest, existing as of the date of this Assignment Agreement, all of which Assignor shall continue to retain and be liable for and (2) no assignment, encumbrance or transfer by Assignor in this Assignment Agreement shall relieve Assignor of any of its obligations under the Purchase Agreement.

2.             Payment of Purchase Price. Within 30 days of the execution of this Assignment Agreement, Assignee shall deliver to Assignor by wire transfer of immediately available funds $225,000,000.00 (the “Purchase Price”) to an account designated by Assignor in writing.

3.             Performance of Obligations. Assignor hereby acknowledges and confirms that vis-à-vis RP, Assignor remains liable for Assignor’s obligations under the Purchase Agreement. Assignor hereby agrees that as it relates to any rights and obligations under the Purchase Agreement (including Schedule 5.11 thereto) (1) it will not take any action or exercise any right under the Purchase Agreement (including Schedule 5.11 thereto or any amendment, modification, supplement, consent or waiver under the Purchase Agreement) to the extent relating to the Assigned Interest without the express written instruction of Assignee and (2) at the written request of Assignee, it will reasonably cooperate with Assignee to take any action or exercise any right, in each case, to the extent legally permitted and expressly set forth in the Purchase Agreement (including Schedule 5.11 thereto and any amendment, modification, supplement, consent or waiver under the Purchase Agreement) solely to the extent relating to the Assigned Interest. Subject in all respects to compliance by Assignor with the preceding sentence, Assignee hereby agrees to perform all of Assignor’s obligations under the Purchase Agreement (including Schedule 5.11 thereto) to the extent relating to the Assigned Interest in accordance with the requirements of the Purchase Agreement as if it was Assignor and hereby agrees to indemnify and hold harmless Assignor for any actual out-of-pocket losses suffered by Assignor in connection with third party claims to the extent relating to a breach by Assignee in the performance of such obligations. Assignor shall deliver prompt notice of any such third party claim to Assignee and Assignee shall have the right to assume the defense of such claim, at Assignee’s sole expense and with counsel of its choice reasonably satisfactory to Assignor. If Assignee assumes the defense of such claim, Assignor shall, at the request and sole expense of Assignee, use commercially reasonable efforts to cooperate in such defense.

4.             Representations and Warranties of the Assignor. Assignor hereby represents and warrants to Assignee that, as of the date of this Assignment Agreement, the representations and warranties set forth in Schedule 4 are true and correct in all respects. The representations and warranties set forth on Schedule 4 shall survive the closing of the transaction contemplated hereby.

5.             Representations and Warranties of the Assignee. Assignee hereby represents and warrants to Assignor that, as of the date of this Assignment Agreement, the representations and warranties set forth in Schedule 5 are true and correct in all respects. The representations and warranties set forth on Schedule 5 shall survive the closing of the transaction contemplated hereby.

6.             Further Assurances. Each party hereto agrees to, and agrees to cause its affiliates to, obtain, execute, acknowledge and deliver promptly upon request of the other party hereto such further agreements or instruments and to do, or cause to be done, such further acts and things as may be necessary or appropriate to complete the transactions contemplated hereby. If Assignor or any of its affiliates receive any payment or amount that relates to the Assigned Interest or that is otherwise properly due and owing to Assignee in accordance with the terms of this Assignment Agreement, Assignor hereby agrees to receive the same as trustee and, as soon as reasonably practicable, remit, or cause to be remitted, such amount to Assignee based on the written instructions of Assignee for such remittance. Assignor agrees to reasonably promptly provide to Assignee any notices, information or other materials it may receive to the extent relating to the Assigned Interest.

7.             Successors and Assigns. Neither this Assignment Agreement nor any of the rights, interests or obligations under this Assignment Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) Assignee may assign this Assignment Agreement, or any of its rights or obligations hereunder, to any affiliate of Assignee without the prior consent of Assignor and (ii) Assignor may assign this Assignment Agreement, or any of its rights or obligations hereunder, without the prior written consent of Assignee in connection with the sale of all or substantially all of the assets of Assignor provided that such third party to such sale agrees in writing to be bound by Assignor’s obligations hereunder; provided, further, that no assignment by Assignee or Assignor shall limit Assignee’s or Assignor’s obligations hereunder. Subject to the preceding sentence, this Assignment Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.

8.             No Amendment or Waiver. This Assignment Agreement may not be amended or waived except by mutual written agreement of Assignor and Assignee.

9.             Notices. All notices and other communications under this Assignment Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9:

(i) if to Assignor, to:

Theravance Biopharma, Inc.
c/o Theravance Biopharma US, LLC
901 Gateway Blvd.
South San Francisco, California 94080
Attention: General Counsel
Email: BGrimaud@theravance.com

with copies (which shall not constitute notice) sent to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention: Amr Razzak
Email: Amr.Razzak@skadden.com

(ii) if to Assignee, to:

GlaxoSmithKline Intellectual Property Development Limited
79 New Oxford Street
London, United Kingdom
WC1A 1DG
Attention: SVP & General Counsel, Legal – BD & Corporate
Email: andrew.n.stewart@gsk.com

with copies (which shall not constitute notice) sent to:

Kirkland & Ellis LLP

601 Lexington Avenue
New York, New York 10022
Attention: Daniel E. Wolf, P.C.
Email: daniel.wolf@kirkland.com

(iii) if to GSK, to:

Glaxo Group Limited
79 New Oxford Street
London, United Kingdom
WC1A 1DG
Attention: SVP & General Counsel, Legal – BD & Corporate
Email: andrew.n.stewart@gsk.com

with copies (which shall not constitute notice) sent to:

Kirkland & Ellis LLP

601 Lexington Avenue
New York, New York 10022
Attention: Daniel E. Wolf, P.C.
Email: daniel.wolf@kirkland.com

10.           Headings. The headings contained in this Assignment Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Assignment Agreement.

11.           Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

12.           Counterparts. This Assignment Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13.           Severability. In the event that any provision of this Assignment Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Assignment Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Assignment Agreement to any party.

14.           Entire Agreement. This Assignment Agreement and the Purchase Agreement as assigned in part hereby constitute the full and entire understanding and agreement among Assignor and Assignee with regard to the subjects hereof and thereof.

15.           Consent to Jurisdiction; Waiver of Jury Trial; Enforcement.

(a)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. ASSIGNOR AND ASSIGNEE HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF ASSIGNOR AND ASSIGNEE HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. ASSIGNOR AND ASSIGNEE AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON ASSIGNOR AND ASSIGNEE IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9 HEREOF.

(b)            EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)            EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS ASSIGNMENT AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

(d)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Assignment Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek equitable relief of the terms hereof, including an injunction or injunctions to prevent breaches of this Assignment Agreement and to enforce specifically the terms and provisions of this Assignment Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for equitable relief that a remedy at law would be adequate and (ii) any requirement under any applicable law to post security as a prerequisite to obtaining equitable relief.

16.           Release. Effective upon the receipt by Assignor or its designee of the Purchase Price (the “Effective Time”), each of Assignor and Assignee, on behalf of itself and each of its affiliates and subsidiaries (collectively, the “Releasing Parties”), hereby unconditionally and forever releases, waives and discharges all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims, whether known or Unknown Claims, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, whether direct, indirect, derivative, or otherwise, and whether arising in law, equity or otherwise (collectively, “Causes of Action”) that could have been, or may be, asserted by or on behalf of such Releasing Party against any other Party and its affiliates or subsidiaries and the respective current and former officers, managers, affiliates, subsidiaries, partners, directors, employees, agents, members, shareholders, securities holders, note holders, advisors and professionals (including any attorneys, accountants, consultants, financial advisors, investment bankers and other professionals retained by such persons) of such other parties and the affiliates and subsidiaries thereof, together with their respective successors and assigns, each solely in its capacity as such (collectively, the “Released Parties”), to the extent based on any act, omission, transaction, event, occurrence or facts or circumstances taking place, being omitted, existing or otherwise arising prior to the Effective Time and related to the Collaboration Agreement (as defined in the Purchase Agreement) and/or the Extension Agreement (as defined in the Purchase Agreement) (the “Released Claims”). For the avoidance of doubt, nothing herein shall include the release, waiver or discharge of any Causes of Action each of Assignor and Assignee may have with respect to their respective rights and obligations under the Purchase Agreement, this Assignment Agreement or the Master Consent (as defined in the Purchase Agreement). For the purposes of this Section 16, all references to “Assignee” include GSK.

“Unknown Claims” means claims which the Releasing Parties do not know or suspect to exist in their favor at the time of the release of the Released Parties, including any such claims which, if known by them might have affected their release of the Released Parties, or might have affected their decision(s) with respect to this Assignment Agreement. With respect to any and all Released Claims, the Releasing Parties stipulate and agree that they expressly waive, the provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally, and forever waive, compromise, settle, discharge, extinguish and release fully, finally, and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories, or authorities. The Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Assignment Agreement of which this release is a part.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the undersigned has caused this Assignment Agreement to be executed as of the date above first written.

ASSIGNOR:

THERAVANCE BIOPHARMA, INC.

By:	/s/ Rick E Winningham
	Name:	Rick E Winningham
	Title:	Chief Executive Officer

ASSIGNEE:

GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED

By:	/s/ P K Hopkins
	Name:	P K Hopkins
	Title:	Attorney

GSK (SOLELY WITH RESPECT TO SECTION 16):

GLAXO GROUP LIMITED

By:	/s/ Adam Walker
	Name:	Adam Walker
	Title:	Director

[Signature Page to Assignment Agreement]

Schedule 4

•	The execution, delivery and performance by Assignor of this Assignment Agreement and each of the transactions contemplated hereby have been duly and validly authorized by Assignor, and no other corporate action or approval is necessary for the execution, delivery or performance of this Assignment Agreement by Assignor. This Assignment Agreement constitutes the valid and binding obligations of Assignor, enforceable against Assignor in accordance with their respective terms.

•	Neither the execution and delivery of this Assignment Agreement by Assignor, nor the consummation of the transactions contemplated hereby, (a) will conflict with or result in a breach by Assignor of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate, accelerate, modify or cancel under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of (i) any law, judgment, order, writ, ruling, injunction, decree or demand of any governmental entity involving Assignor or the Assigned Interest, (ii) any contract to which Assignor is a party or by which any of its assets or properties may be bound or (iii) any terms or provisions of Assignor’s organizational documents or (b) result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Assigned Interest.

•	Assignor possesses, and Assignee shall obtain, good, valid and marketable title to the Assigned Interest, free and clear of all Encumbrances. Assignor is and has been in compliance in all material respects with each applicable law, statute, order, rule or regulation promulgated or judgment entered with respect to the Assigned Interest and no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity or any other person is required to be made or obtained by Assignor in connection with the execution, delivery or performance by it of this Assignment Agreement other than filings required under U.S. securities law.

•	Any payments under this Assignment Agreement (the “Payments”) will be made to an Affiliate of the Assignor (the “Payment Recipient”) that is disregarded as separate for U.S. income tax purposes from its parent entity, which parent entity (1) owns 100 percent of the equity of the Payment Recipient, (2) is a domestic corporation generally eligible to claim treaty benefits under the terms of the double tax agreement between the United Kingdom and the United States of America, and (3) is beneficially entitled to the Payments.

•	There are no claims or suits pending or, to Assignor’s knowledge, threatened by or against Assignor relating to or affecting the Assigned Interest. There are no judgments, decrees, orders, writs, injunctions, rulings, decisions, or awards of any court or governmental entity with respect to the Assigned Interest.

•	Other than from Lazard Freres & Co LLC, which shall be borne solely by Assignor, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Assignment Agreement based on any arrangement or agreement made by or on behalf of Assignor or any of its affiliates.

•	As of the date of the Assignment Agreement, there have been no amendments, modifications, supplements, waivers or consents under the Purchase Agreement.

Schedule 5

•	The execution, delivery and performance by Assignee of this Assignment Agreement and each of the transactions contemplated hereby have been duly and validly authorized by Assignee, and no other corporate action or approval is necessary for the execution, delivery or performance of this Assignment Agreement by Assignee. This Assignment Agreement constitutes the valid and binding obligations of Assignee, enforceable against Assignee in accordance with their respective terms.

•	Neither the execution and delivery of this Assignment Agreement by Assignee, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach by Assignee of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate, accelerate, modify or cancel under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of (i) any law, judgment, order, writ, ruling, injunction, decree or demand of any governmental entity involving Assignee or the Assigned Interest, (ii) any contract to which Assignee is a party or by which any of its assets or properties may be bound or (iii) any terms or provisions of Assignee's organizational documents.

•	There is no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity or any other person required to be made or obtained by Assignee in connection with the execution, delivery or performance by it of this Assignment Agreement.

•	There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Assignment Agreement based on any arrangement or agreement made by or on behalf of Assignee or any of its Affiliates.